EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY


                                                                                    OWNERSHIP
              NAME OF SUBSIDIARY                                  JURISDICTION      PERCENTAGE
              ------------------                                  ------------      ----------
Advanced Capsule Endoscopy Services, LLC                              Ohio             100%
Bridgetech CRO, Inc.                                                Delaware            67%
Bridgetech Medical Technologies Research & Development Limited      Hong Kong           51%
Clarity Imaging International, Inc.                                  Texas             100%
International MedLink, Inc.                                          Texas             100%
Retail Pilot, Inc. (d/b/a Healthcare Pilot, Inc.)                  California          100%